Exhibit 10.4.65

Changes to Compensation Arrangements for Non-Employee Directors, Effective as of July 1, 2012

Non-Employee Director Cash Compensation

On September 19, 2012, the Compensation Committee of the Board of Directors (the “Compensation Committee”) recommended, and the Board of Directors (the “Board”) approved, returning the non-employee director annual cash retainer to $41,500, the amount paid to non-employee directors prior to the 2009 Annual Meeting of Stockholders of the Company, with retroactive effect to July 1, 2012. The portion of the $35,000 annual cash retainer in effect for the annual period commencing after the 2011 Annual Meeting of Stockholders of the Company that non-employee directors received previously will be deducted from the cash compensation they are to receive based on such compensatory adjustment. Further, based on the recommendation of the Compensation Committee, the Board approved modifying the supplemental annual cash compensation for the Chairman of the Board. Specifically, the Chairman will receive supplemental annual cash compensation in the amount of $41,500, with retroactive effect to July 1, 2012, in recognition of the significant time the Chairman spends addressing Board matters and advising management on key strategic initiatives. The supplemental annual cash compensation for the Lead Director, Chairman of the Audit Committee, and Chairman of the Compensation Committee did not change.

Non-Employee Director Equity Compensation

On September 19, 2012, the Compensation Committee recommended, and the Board approved, returning the non-employee director annual equity compensation to its level prior to the 2009 Annual Meeting of Stockholders of the Company, with retroactive effect to July 1, 2012. Specifically, non-employee directors will receive an annual grant of restricted stock intended to equal as closely as practical the annual cash retainer of $41,500 paid to non-employee directors. The portion of the equity grant of 25,000 shares of restricted stock made on November 15, 2011 that vest in fiscal 2013 will be deducted from such grant. Further, based on the recommendation of the Compensation Committee, the Board approved modifying the supplemental annual equity compensation for the Chairman of the Board. Specifically, the Chairman will receive such number of shares of restricted stock that equal as closely as practical the annual supplemental cash retainer of $41,500 paid to the Chairman of the Board. The Chairman of the Board received a restricted stock grant of 120,000 shares in fiscal 2012, in lieu of the equity grants that he would have otherwise received for his service as a director and Chairman of the Board during the fiscal year. Vesting terms for the grants approved in September 2012 remain unchanged from the non-employee directors’ equity compensation granted in November 2011, as disclosed in the Company’s Proxy Statement, filed with the Securities and Exchange Commission on Form DEF14A on September 30, 2011.